                                                                     EXHIBIT 2.1


                                   THE MERGER

     SECTION 1.1  The Merger.

     (a) Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.1(b), Merger Sub shall be merged (the "Merger") with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the DGCL.

     (b) Concurrently with the Closing (as defined in Section 1.7 hereof), the Company, Parent and Merger Sub shall cause a certificate of merger (the "Certificate Of Merger") with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary Of State") as provided in the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such later date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the "Effective Time."

     (c) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises and be subject to all of the obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub.

     SECTION 1.2  Effect On Common Stock. At the Effective Time:

          (a) Cancellation of Shares of Common Stock. Each share of Common Stock held by the Company as treasury stock and each share of Common Stock owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be cancelled and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereto. All shares of Common Stock to be converted into the right to receive the Merger Consideration pursuant to this Section
     1.2 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and cease to exist, and each holder of a Certificate (as defined in Section 1.3(b)) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration into which such shares of Common Stock have been converted.

          (b) Conversion of Shares of Common Stock. Subject to Section 1.3(d) hereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock referred to in the first sentence of Section 1.2(a) hereof and Dissenting Shares (as defined in Section 1.2(c)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount of cash, without interest, equal to $48.00 (the "Merger Consideration").

          (c) Dissenting Shares.

             (i) Any shares of Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with
        Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.2(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

             (ii) Notwithstanding the provisions of subsection (i) above, if any holder of shares of Common Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of (A) the Effective Time or (B) the occurrence of such event, such holder's shares of Common Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.2(b), without interest thereon, upon surrender of the Certificate representing such shares.

             (iii) The Company shall give Parent (A) prompt notice of its receipt of any written demands for appraisal of any shares of Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal of any shares of Common Stock under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law (in which case Parent shall be consulted), voluntarily make any payment with respect to any demands for the appraisal of Common Stock or offer to settle or settle any such demands or approve any withdrawal of such demands.

          (d) Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this
     Article I, subject to applicable law in the case of Dissenting Shares.

          (e) Conversion of Common Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 1.3  Exchange Of Certificates.

     (a) Prior to the mailing of the Proxy Statement (as defined in Section 3.9 hereof) a bank, trust company or other person reasonably acceptable to the Company shall be designated by Parent to act as the depositary and paying agent for the delivery of the Merger Consideration in exchange for shares of Common Stock (the "Paying Agent") in connection with the Merger. From time to time, as necessary, at or following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the amount needed to pay the portion of the aggregate Merger Consideration for the benefit of the holders of shares of Common Stock which are converted into the right to receive the Merger Consideration pursuant to Section 1.2(b) hereof for which Certificates have been surrendered or payment is otherwise due (the "Exchange Fund"). For purposes of this Agreement, "person" means any natural person, firm, individual, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     (b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be distributed as soon as practicable after the Effective Time, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

     (c) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment of their claim, as general creditors thereof, only to Parent for their claim for Merger Consideration, without interest.

     (d) None of Parent, the Company or the Paying Agent shall be liable to any person in respect of any Merger Consideration held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.3(b) hereof)), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

     SECTION 1.4 Transfer Taxes; Withholding. If any Merger Consideration is to be remitted to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 3.11(b) hereof) required by reason of the remittance of such Merger Consideration to a person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable. Parent or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Parent or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Common Stock in respect of whom such deduction and withholding was made by Parent or the Paying Agent.

     SECTION 1.5  Stock Options; Stock Units; Stock Purchase Plan.

     (a) As to options to purchase Common Stock outstanding under the Company's Third Amended and Restated 1994 Stock Incentive Plan (the "1994 Company Options"):

          (i) Not later than 30 days prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of 1994 Company Options stating: (A) that such options, by their terms, become exercisable in full as to the aggregate number of shares subject thereto at the Effective Time, (B) that the holder of any 1994 Company Options exercised prior to the Effective Time shall receive shares of Common Stock which will be converted into the right to receive $48 per share at the Effective Time,
     (C) that the holder of any 1994 Company Options exercised prior to but effective as of the Effective Time will receive $48 per share or, if exercised on a net basis pursuant to Section 1.5(a)(iii), the amount specified therein, and (D) that options outstanding after the Effective Time will be assumed by Parent and be exercisable to purchase shares of Parent common stock as provided in Section 1.5(a)(iv).

          (ii) The Company shall permit each holder of a 1994 Company Option who desires to exercise all or any portion of such 1994 Company Option following receipt of the Option Notice to exercise such 1994 Company Option prior to the Effective Time. To the extent 1994 Company Options would not be exercisable but for the Merger, such exercises may be made contingent on the Merger becoming effective.

          (iii) The Company shall offer to all holders of 1994 Company Options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such 1994 Company Option immediately prior to the Effective Time over (B) the aggregate exercise price of all such shares of Common Stock subject to such 1994 Company Option. The aggregate amount payable pursuant to this Section 1.5(a)(iii) and Section 1.5(b)(ii) shall hereinafter be referred to as the "Option Cash-Out Amount." In no event shall the procedure described in this
     Section 1.5(a)(iii) be available with respect to 1994 Company Options assumed by Parent pursuant to Section 1.5(a)(iv).

          (iv) Each 1994 Company Option outstanding immediately after the Effective Time shall, without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such 1994 Company Option, would be such a corporation were
     Section 424 of the Code applicable to such 1994 Company Option. After the Effective Time, all references to the Company in the 1994 Company Options shall be deemed to refer to Parent. The 1994 Company Options assumed by Parent shall be exercisable upon the same terms and conditions except that
     (i) such 1994 Company Options shall entitle the holder to purchase from Parent the number of shares of Parent common stock (rounded down to the nearest whole number of such shares) that equals (X) the number of shares of Common Stock subject to such 1994 Company Option immediately prior to the Effective Time, multiplied by (Y) the quotient of $48 divided by the Formula Value of the Parent common stock, (ii) the option exercise price per share of Parent common stock shall be an amount (rounded up to the nearest full cent) equal to (X) the option exercise price per share of Common Stock in effect immediately prior to the Effective Time divided by
     (Y) the quotient of $48 divided by the Formula Value of the Parent common stock. The Formula Value of the Parent common stock will equal the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the closing sale prices (rounded to the nearest whole cent) of Parent common stock, on the New York Stock Exchange ("NYSE") Composite Tape as reported in The Wall Street Journal, for the ten
     (10) consecutive NYSE trading days ending on and including the NYSE trading day that is three NYSE trading days prior to the Effective Time.

     (b) As to options to purchase Common Stock issued under the MiniMed Technologies Limited Amended and Restated 1992 Option Plan (the "1992 Plan") and assumed by the Company (the "1992 Company Options"):

          (i) The committee of the Board of Directors administering the 1992 Plan has accelerated the exercise dates of all outstanding 1992 Company Options contingent upon and effective as of the Effective Time so that all such options will be exercisable in full at that time.

          (ii) The Company shall offer to all holders of 1992 Company Options a procedure not provided in the agreements evidencing such options whereby the option holders may elect to exercise their options in advance of, but effective at, the Effective Time and not pay the exercise price in cash upon exercise but instead receive after the Effective Time the excess, if any, of (A) the product of the Merger Consideration multiplied by the aggregate number of shares of Common Stock subject to such 1992 Company Option immediately prior to the Effective Time over (B) the aggregate exercise price of all such shares of Common Stock subject to such 1992 Company Option. The aggregate amount payable pursuant to this Section 1.5(b)(ii) shall be included in the Option Cash-Out Amount as provided in
     Section 1.5(a)(iii) above. In no event shall the procedure described in this Section 1.5(b)(ii) be available with respect to 1992 Company Options assumed by Parent pursuant to Section 1.5(b)(iii).

          (iii) Each 1992 Company Option outstanding immediately after the Effective Time shall, without any action on the part of the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such 1992 Company Option, would be such a corporation were
     Section 424 of the Code applicable to such 1992 Company Option. After the Effective Time, all references to the Company in the 1992 Company Options shall be deemed to refer to Parent. The 1992 Company Options assumed by Parent shall be exercisable upon the same terms and conditions except that
     (i) such 1992 Company Options shall entitle the holder to purchase from Parent the number of shares of Parent common stock (rounded down to the nearest whole number of such shares) that equals (X) the number of shares of Common Stock subject to such 1992 Company Option immediately prior to the Effective Time, multiplied by (Y) the quotient of $48 divided by the Formula Value of the Parent common stock and (ii) the option exercise price per share of Parent common stock shall be an amount (rounded up to the nearest full cent) equal to (X) the option exercise price per share of Common Stock in effect immediately prior to the Effective Time divided by
     (Y) the quotient of $48 divided by the Formula Value of the Parent common stock.

          (iv) The 1994 Company Options and the 1992 Company Options are referred to collectively in this Agreement as the "Company Options."

     (c) Non-Employee Director Deferred Stock Units Plan. Not later than 30 days prior to the Effective Time, the Company shall send a notice to the holders of outstanding units issued pursuant to the Non-Employee Director Deferred Stock Units Plan (the "Units") stating: (i) that the Units shall not be assumed in connection with the Merger, (ii) that rights under any Units outstanding as of the Effective Time shall terminate and be cancelled at the Effective Time and represent only the right to receive the consideration, if any, specified in this
Section 1.5(c) in accordance with this Agreement, and (iii) setting forth the Merger Consideration. At the Effective Time, each Unit shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and represent only, the right to receive, upon delivery thereof to the Company, an amount in cash equal to the Merger Consideration. The aggregate amount payable pursuant to this paragraph (c) shall hereinafter be referred to as the "Unit Cash-Out Amount."

     (d) Exchange Procedures for Company Options or Units. Promptly following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of a Company Option exercised as of the Effective Time and to each holder of a Unit outstanding at the Effective Time (i) a letter of transmittal (which shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in receiving cash payable in respect of such Company Options or Units. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with the documentation representing such Company Options or Units surrendered thereby, to the Paying Agent, the holders of such Company Options shall be entitled to receive the Option Cash-Out Amount or other amount payable to them in respect of such Company Options pursuant to Section 1.5(a) or (b) or the Unit Cash-Out Amount payable to them pursuant to Section 1.5(c).

     (e) ESPP. Not later than 30 days prior to the Effective Time, the Company shall send notice to the holders of options under the Company's Employee Stock Purchase Plan (the "ESPP") accelerating the exercise of such options for a 30 day period from the date of the notice. On the 30th day after the date of the notice, in accordance with the terms of the ESPP, all rights to purchase shares of Common Stock outstanding under the ESPP immediately prior to that date shall be exercised (unless the participant withdraws as provided in the ESPP) and each share of Common Stock purchased pursuant to such exercise shall, by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration payable in respect thereof. Any Common Stock issued pursuant to the ESPP shall be deemed issued and outstanding at the Effective Time. The Company will offer to the participants in the ESPP a procedure not provided for in the ESPP whereby no certificates representing Common Stock of the Company will be issued upon exercise of the options and after the Effective Time the holders will be entitled to receive from the Paying Agent the Merger Consideration for each share of Common Stock issued upon exercise of such options. Parent will make appropriate arrangements with the Paying Agent so that participants in the ESPP who elect not to receive stock certificates upon exercise of their options will be able to receive the Merger Consideration to which they are entitled without the submission of stock certificates. No offering or purchase periods under the ESPP shall be commenced after the date hereof, no participant in the ESPP shall be permitted to increase his or her level of participation in the ESPP after the date hereof, and the ESPP and all purchase rights thereunder shall be terminated effective as of the Effective Time.

     (f) Registration of Parent Common Stock. Parent will prepare and file with the United States Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), with respect to the shares of Parent common stock subject to the Company Options assumed by Parent pursuant to Section 1.5(a) and (b), and, where applicable, will use commercially reasonable efforts to have such registration statement become effective at or prior to the Effective Time and to maintain the effectiveness of such registration statement covering such Company Options (and maintain the current status of the prospectus contained therein or required pursuant thereto) for so long as any of such Company Options remain outstanding.

     SECTION 1.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Merger Consideration to which the holder thereof is entitled pursuant to this Article I in exchange for such lost, stolen or destroyed Certificate.

     SECTION 1.7 Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on the date that the Company's stockholders vote to adopt this Agreement in accordance with the DGCL, or as soon thereafter as, and in any event no later than the second business day after, the conditions set forth in Article VI hereof have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to herein as the "Closing Date." The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree. At the Closing, subject to the provisions of Article VI, Parent, Merger Sub, and the Company shall cause the Certificate of Merger to be filed in accordance with Section 1.1(b), and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective to the extent provided in Section 5.7.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1 Certificate Of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on Exhibit A to this Agreement.

     SECTION 2.2 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law, the certificate of incorporation of such entity and the Bylaws of such entity.

     SECTION 2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except (i) as set forth in a document (the "Company Disclosure Schedule") of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement and which identifies by section number the section of this Article III to which such disclosure relates unless the relevance and magnitude of such disclosure to another section of this Agreement is reasonably evident, without the need for additional information or explanation, from the contents of the referenced disclosure or the nature of the document in question, or (ii) as specifically described through express disclosure of current, specific facts (excluding statements of possibilities, potential risks or general qualifications) set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000, in the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, or in the Company's 2001 Proxy Statement, to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, the Company hereby makes the following representations and warranties to Parent and Merger Sub:

     SECTION 3.1 Corporate Existence And Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that is or could reasonably be expected to be materially adverse to
(i) the business (including its prospects, current products or products identified for development), assets, financial condition or results of operations of the Company and its Subsidiaries, taking the Company and its Subsidiaries together as a whole; or (ii) the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or
(iii) the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted or proposed to be conducted, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business, except in each case for any such change, effect, event, occurrence, state of facts or development resulting from (i) changes in general economic, regulatory or political conditions, or (ii) changes in the medical device industry generally. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate or Articles of Incorporation, Bylaws and other governing instruments of the Company and each Subsidiary, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns a less-than-100% interest. Neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole. For purposes of this Agreement, "Subsidiary" means with respect to any person, any corporation or other legal entity of which such person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 3.2  Corporate Authorization.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to adoption of this Agreement by the Company's stockholders as set forth in Section 3.2(b) hereof and as contemplated by Section 5.3 hereof, to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been unanimously approved, by the Board of Directors and the Special Committee of the Company originally established on May 11, 2000 by the Board of Directors and reconstituted and reaffirmed on February 9, 2001 (as constituted from time to time, the "Special Committee") of the Company, and no other action of the Company's Board of Directors or the Special Committee or corporate proceedings on the part of the Company or any Subsidiary of the Company, other than the adoption of this Agreement by the Company's stockholders, are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of the Company and the Special Committee have declared the advisability of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     (b) Under applicable law, the current Certificate of Incorporation of the Company and the rules of The Nasdaq Stock Market, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the record date, established by the Board of Directors of the Company in accordance with the Bylaws of the Company, applicable law and this Agreement, is the vote required for the stockholders of the Company to adopt this Agreement.

     SECTION 3.3  Consents And Approvals; No Violations.

     (a) Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will (i) conflict with or result in any breach of any provision of the current Certificate of Incorporation or the Bylaws of the Company; (ii) result in a violation or breach of, result in the creation of any Lien on any properties or assets owned or used by the Company or any Subsidiary pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under, any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including the European Community), provincial, municipal, domestic or foreign (each, a

"Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except (i) the filing of the Certificate of Merger in accordance with the DGCL and filings to maintain the good standing of the Surviving Corporation; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, the "Foreign Merger Laws"); (iii) compliance with any applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.4 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"). As of the date of this Agreement, there are 64,741,816 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. As of the date of this Agreement, there are (i) outstanding Options to purchase 8,943,510 shares of Common Stock, each of which Options are listed, together with its respective exercise price, in the Company Disclosure Schedule; (ii) rights to purchase approximately 27,379 shares of Common Stock under the ESPP (estimated as of August 31, 2001, based on the current contribution rates of the participants for the current offering periods in process as of the date of this Agreement and assuming such current offering periods are terminated on August 31, 2001 and assuming a per share purchase price equal to 85% of the market price of the Common Stock on May 15, 2001 for this purpose); (iii) rights declared as a dividend in connection with the Rights Agreement, dated as of May 23, 1995 and as amended effective May 1, 1999, between the Company and Harris Trust of California (the "Rights Plan"); and (iv) rights to acquire approximately 35,144 shares of Common Stock under the Company's Non-Employee Directors Deferred Stock Units Plan. Except as set forth in this Section 3.4, there are outstanding (v) no shares of capital stock or other voting securities of the Company, (vi) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company and (vii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (v), (vi) and (vii) being referred to collectively as the "Company Securities"). To the knowledge of the Company, as of the date of this Agreement, there are not any agreements that relate to the voting or control of Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.
Schedule 3.4 of the Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Common Stock (other than rights outstanding under the Rights Plan), including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, termination date, and, in the case of options, the type of option under the Code. No consent of holders of any such rights, including participants under the Company's Option Plans or the ESPP, is required to carry out the provisions of Section 1.5. All actions, if any, required to allow for the treatment of Company Options, Units and the ESPP as is provided in Section
1.5 have been, or prior to the Closing will be, validly taken by the Company. In no event will the aggregate number of shares of Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue shares of Company stock) exceed the sum of the outstanding shares of Company Common Stock described in the first sentence of this Section 3.4, plus any shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock identified in this Section 3.4, plus any shares of

Company Common Stock issued by the Company in connection with the Units, plus any shares of Company Common Stock issued by the Company upon exercise of rights under the ESPP.

     SECTION 3.5  Subsidiaries.

     (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all material Licenses required to carry on its business as now conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in Schedule 3.5 of the Company Disclosure Schedule.

     (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than, if necessary, shares constituting directors' qualifying shares or similar shares and shares required to be owned by citizens of such subsidiary's jurisdiction of organization) free and clear of any Liens (as defined hereafter) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assessment, claim, third party interest or encumbrance of any kind in respect of such asset.

     SECTION 3.6 SEC Documents. Since December 31, 1998, the Company has filed all required reports, proxy statements, registration statements, forms and other documents required to be filed with the SEC (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto, (a) the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount). The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Documents do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

     SECTION 3.8 Absence Of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 29, 2000 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000 (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of March 30, 2001 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2001 (the "Company Interim Balance Sheet") or referred to in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business and of a type and in an amount consistent with past practice, since March 30, 2001; and (iii) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.9 Proxy Statement. None of the information contained in the proxy statement to be filed with the SEC by the Company pursuant to Section 5.3 hereof (the "Proxy Statement") will, as of the date mailed to the stockholders of the Company, as of the time of the stockholders meeting of the Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion in the Proxy Statement.

     SECTION 3.10 Absence Of Material Adverse Changes, Etc. Since December 29, 2000, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, since December 29, 2000, and except as permitted by Section 5.1, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business and consistent with past practice and (ii) there has not been:

          (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or of any Company Securities;

          (b) any amendment of any provision of the Certificate of Incorporation or Bylaws of, or of any material term of any outstanding security issued by, the Company or any Subsidiary (other than any wholly-owned Subsidiary) of the Company;

          (c) any incurrence, assumption or guarantee by the Company or any Subsidiary of the Company of any indebtedness for borrowed money other than borrowings under existing short term credit facilities;

          (d) any change in any method of accounting or accounting practice by the Company or any Subsidiary of the Company, except for any such change required by reason of a change in GAAP and concurred with by the Company's independent public accountants;

          (e) any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary of the Company, (ii) employment, deferred compensation or other similar agreement entered into with (or any amendment to any such existing agreement) any director, officer or employee of the Company or any Subsidiary of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary of the Company, in each case other than in the ordinary course of business and consistent with past practice;

          (f) issuance of Company Securities other than (i) pursuant to Company Options outstanding as of December 29, 2000 and the issuance of Company Options after such date in the ordinary course of business and consistent with past practice (and the issuance of Company Securities pursuant thereto), (ii) shares of Common Stock issued pursuant to the ESPP, (iii) Units issued under the Non-Employee

     Director Deferred Stock Units Plan; and (iv) corresponding issuances of rights pursuant to the Rights Plan;

          (g) acquisition or disposition of assets material to the Company and its Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice, or any acquisition or disposition of capital stock of any third party (other than acquisitions or dispositions of non-controlling equity interests of third parties in the ordinary course of business) or any merger or consolidation with any third party, by the Company or any Subsidiary of the Company;

          (h) entry by the Company into any joint venture, partnership or similar agreement with any person other than a wholly-owned Subsidiary of the Company; or

          (i) any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

     SECTION 3.11  Taxes.

     (a)(1) All federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (2) all Taxes (as defined below) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, and all Taxes that have accrued but which are not yet due and owing have been adequately reserved for in the Company Audited Balance Sheet or the Company Interim Balance Sheet in accordance with GAAP, except to the extent any failure to pay or reserve could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except with respect to Taxes arising in the ordinary course of business after the date of the Company Interim Balance Sheet; (3) there is no presently pending or, to the knowledge of the Company, contemplated or scheduled audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group; (4) neither the Company nor any Subsidiary of the Company has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (5) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid, except for assessments the failure of which to pay could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (6) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; (7) the Company and each of its Subsidiaries has complied with all rules and regulations relating to the withholding of Taxes, except where the failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (8) neither the Company, any Subsidiary of the Company, nor any Company Group member is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company, any Subsidiary of the Company, or any Company Group member in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and (9) neither the Company, any Subsidiary of the Company, nor any Company Group Member has made any payments since December 29, 2000, and is not a party to an agreement that could require it to make any payments (including any deemed payment of compensation upon exercise of an option), that would not be fully deductible by reason of Section 162(m) of the Code.

     (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.12  Employee Benefit Plans.

     (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation, and equity compensation plan; each "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company, or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company, any Subsidiary of the Company, or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans."

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

     (c) No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

     (d) No Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate maintains, participates in, contributes to, or has any obligation to contribute or any liability with respect to any multiple employer or multiemployer plan, or has had any obligation with respect to such a plan.

     (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.

     (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired.

     (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

     (h) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect by or on behalf of any Plan, or by any employee or beneficiary covered under any such Plan (other than routine claims for benefits). No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under any employee benefit plan that is subject to the laws of a jurisdiction outside of the United States or (y) mandated by applicable law or the terms of the Plans.

     (j) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

     (k) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.12(k) lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States.

     (l) Each Plan can be amended prospectively or terminated at any time, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination (other than administrative charges normally incurred in a plan termination).

     (m) No agreement, commitment, or obligation exists to increase any benefits under any Plan or to adopt any new Plan.

     (n) No Plan has any unfunded accrued benefits that are not fully reflected in the Company Audited Balance Sheet.

     (o) No pension plan subject to Title IV of ERISA (an "ERISA Pension Plan") has incurred any "accumulated funding deficiency" or "waived funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and neither the Company nor any Subsidiary of the Company has ever sought to obtain any variance from the minimum funding standards pursuant to Section 412(d) of the Code. The funding method used in connection with each ERISA Pension Plan meets the requirements of ERISA and the Code and the actuarial assumptions used in connection with each such plan are reasonable, given the experience of such ERISA Pension Plan and reasonable expectations.

     (p) The fair market value of the plan assets of each ERISA Pension Plan are at least equal to (i) the present value of its benefit liabilities (as defined in ERISA Section 4001(a)(16)), including any unpredictable contingent event benefits within the meaning of Code Section 412(l)(7), and determined on the basis of assumptions prescribed by the PBGC for purposes of ERISA Section 4044), and (ii) the Projected Benefit Obligations thereunder, as defined in Statement of Financial Accounting Standards No. 87, including any allowance for indexation and ad hoc increases. No ERISA Pension Plan has been completely or partially terminated or been the subject of a Reportable Event under ERISA Section 4043. No proceeding by the PBGC to terminate any ERISA Pension Plan has been instituted, and neither the Company nor any Subsidiary of the Company has incurred any liability to the PBGC (other than the PBGC premiums, all of which have been timely paid) or otherwise under Title IV of ERISA with respect to any ERISA Pension Plan.

     (q) Neither the Company nor any Subsidiary of the Company maintains or participates in any Voluntary Employees' Beneficiary Association, under Code Sections 419 and 419A, which is intended to be exempt from taxation under section 501(c)(9) of the Code.

     SECTION 3.13  Litigation; Compliance With Laws.

     (a) There is no claim, action, suit, proceeding or, to the knowledge of the Company, investigation or review of any kind pending, or to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of the Company or of any Subsidiary of the Company which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the Company nor any Subsidiary of the Company is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other promulgations, of any court or other Governmental Entity (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Subsidiary of the Company has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Entity with jurisdiction over the manufacture, use, or sale of the Regulated Products, has complied with all applicable requirements of the FDA or other Governmental Entity with respect to the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or to be in compliance or the failure to have such licenses and approvals in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All documentation, correspondence, reports, data, analyses and certifications relating to or regarding any medical devices of the Company or any Subsidiary of the Company, filed with or delivered by or on behalf of the Company or any Subsidiary of the Company to any Governmental Entity was in all material respects true and accurate when so filed or delivered and, to the knowledge of the Company, remains true and accurate. All governmental approvals, permits and licenses (collectively, "Permits") required to conduct the business of the Company and its Subsidiaries as it is currently being conducted have been obtained, are in full force and effect and are being complied with, except where such failure could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.14 Labor Matters. (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to employees of the Company or any Subsidiary of the Company is underway; (iii) there is no unfair labor practice charge or complaint against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure to which the Company or any Subsidiary of the Company is a party or subject; (v) to the knowledge of the Company, no charges with respect to or relating to the Company or any Subsidiary of the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (vi) there are no collective bargaining agreements with any union covering employees of the Company or any Subsidiary of the Company, except for such exceptions to the foregoing clauses (i) through
(vi) which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.15 Certain Contracts And Arrangements. Schedule 3.15 of the Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary of the Company or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their properties or assets is bound, (b) every material contract with physicians, scientific advisory board members or material consultants in effect as of the date of this Agreement to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company or any of their properties or assets is bound, and (c) every contract, agreement, or understanding to which the Company or any Subsidiary of the Company is a party that would reasonably be expected to involve payments by or to the Company or any Subsidiary of the Company in excess of $500,000 during the Company's current 2001 fiscal year, or the absence or performance of which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or that is material and was not made in the ordinary course of business. Each material contract or agreement to which the Company or any Subsidiary of the Company is a party or by which any of them is bound is in full force and effect, and neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any material contract or material agreement to which the Company or any Subsidiary of the Company is a party or by which any of them is bound, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any other party thereto, except for such breaches and defaults which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any contract, plan, agreement, understanding, arrangement or obligation (i) that restricts the ability of the Company or any Subsidiary of the Company, or after the Merger would restrict the Surviving Corporation's or Parent's ability, to conduct any line of business, (ii) that imposes on the Company or any Subsidiary of the Company material obligations (including to pay material milestone payments or material license fees) not reflected in the Company Audited Balance Sheet, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

     SECTION 3.16  Environmental Matters.

     (a)(i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials (as defined hereafter) in the indoor or outdoor environment; (B) prevent the Release (as defined hereafter) of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

     (ii) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (B) circumstances forming the basis of any violation of any Environmental Law (as defined hereafter).

     (iii) "Environmental Laws" means all federal, state, local and foreign laws, statutes, decisions, orders, decrees, rules, regulations or requirements relating to pollution or protection of the environment, human health or safety or natural resources, including laws, statutes, decisions, orders, decrees, rules, regulations or requirements relating to the presence, Release or threatened Release, manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials or to noise, odor, indoor air quality or employee exposure to Hazardous Materials.

     (iv) "Hazardous Materials" means asbestos, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, chemical waste, radioactive materials, lead-containing paint, asbestos-containing materials, explosives, known carcinogens, petroleum products or by-products, pesticides, fertilizers, or other substance which is toxic or hazardous, or which is a pollutant, contaminant, chemical, material or substance defined as hazardous or as a pollutant or contaminant in, or the use, transportation, storage, Release or disposal of which is regulated by, any Environmental Laws.

     (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     (b)(i) To the knowledge of the Company, the Company and its Subsidiaries have at all times been and are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since inception, neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity, citizens' group, employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, except where failure to be in compliance could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (ii) To the knowledge of the Company, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (iii) To the knowledge of the Company, there are no present or past actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (iv) The Company agrees to cooperate with Parent to effect the retention of any permits or other governmental authorizations under Environmental Laws that will be required to permit the Company and its Subsidiaries to conduct the business as conducted by the Company and its Subsidiaries immediately prior to the Closing Date.

     (v) The Company has made available to Parent all assessments, audits, investigations, and sampling or similar reports in the possession of the Company or its Subsidiaries relating to health and safety, the environment, any Release of Hazardous Materials, or Environmental Costs and Liabilities.

     SECTION 3.17  Intellectual Property.

     (a) To the Company's knowledge, the Company and its Subsidiaries own, free and clear of any Lien, or are licensed to use all Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted or as proposed to be conducted (the "Company Intellectual Property"), except as could not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all patents, trademarks, trade names, service marks, copyrights, and all applications for and registrations of any of the foregoing included in the Company Intellectual Property.

     (b)(i) All of the registrations relating to Company Intellectual Property are subsisting and unexpired, and have not been abandoned, except as set forth in Schedule 3.17(a) or as could not reasonably be expected to have a Company Material Adverse Effect; (ii) to the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary of the Company in the present or proposed conduct of its business, nor the manufacture, marketing, distribution, use or sale of any current product or service of the Company or any Subsidiary of the Company or any product or service identified for development by the Company or its Subsidiaries, infringes on the valid Intellectual Property rights of any person; (iii) to the knowledge of the Company, no judgment, decree, injunction, rule or order has been rendered by any Governmental Entity which would limit, cancel or question the validity of any Company Intellectual Property, or the Company's or its Subsidiaries' rights in and to any Company Intellectual Property, in any respect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of any Company Intellectual Property, or the Company's or its Subsidiaries' rights in and to any Company Intellectual Property, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including all (x)(1) proprietary inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements thereof and proprietary know-how relating thereto, whether or not patented or eligible for patent protection; (2) copyrights and copyrightable works, including computer applications, programs, software, databases and related items; (3) trademarks, service marks, trade names, and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications, and recordings for, and amendments, modifications and improvements to any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

     (d) To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has used or made use of any confidential or proprietary information or trade secrets of any other person in breach of any agreement to which the Company or any Subsidiary of the Company is subject or in violation of any civil or criminal law, except as could not reasonably be expected to have a Company Material Adverse Effect.

     (e) The Company and each Subsidiary of the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, except as could not reasonably be expected to have a Company Material Adverse Effect.

     (f) To the knowledge of the Company, all employees of the Company and each Subsidiary of the Company have executed written agreements with the Company or such Subsidiary that assign to the Company or such Subsidiary all rights to inventions improvements, discoveries or information relating to the business of the Company or such Subsidiary. To the Company's knowledge, no employee of the Company or any Subsidiary of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose any Intellectual Property or information concerning the employee's work to anyone other than the Company or such Subsidiary, except as could not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.18 Opinion Of Financial Advisor. The Board of Directors of the Company and the Special Committee have received the opinion of UBS Warburg LLC that the Merger Consideration is fair from a financial point of view to the holders of Common Stock. The Company will promptly after receipt of the written opinion deliver a true and complete copy of such opinion to Parent for informational purposes only.

     SECTION 3.19 Board Recommendation. The Board of Directors of the Company and the Special Committee, at meetings duly called and held, have each unanimously approved this Agreement, the Agreements to Facilitate Merger and the transactions contemplated hereby and thereby and (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement.

     SECTION 3.20 Finders' Fees. No act of the Company or any Subsidiary of the Company has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

     SECTION 3.21 Officers, Directors and Employees. Prior to the date hereof, the Company has provided to Parent a list that, in all material respects, completely and accurately sets forth the name, title and current annual salary rate of each employee of the Company or of any Subsidiary of the Company, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. Schedule 3.21 of the Company Disclosure Schedule completely and accurately sets forth (i) the names of all former officers of the Company or of any Subsidiary of the Company whose employment with the Company or such Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the officers (with all positions and titles indicated) and directors of the Company and of each Subsidiary of the Company.

     SECTION 3.22 Section 203 of DGCL. The Board of Directors of the Company and the Special Committee has approved this Agreement, the Agreements to Facilitate Merger, and the transactions contemplated hereby and thereby and have taken such other actions so that neither the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL nor the provisions of any other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation nor the provisions of any applicable anti-takeover provisions in the Certificate of Incorporation or Bylaws of the Company will apply to this Agreement, the Agreements to Facilitate Merger, or any of the transactions contemplated hereby or thereby.

     SECTION 3.23 Rights Plan. The Company has taken all action (including, if required, amendment of the outstanding preferred share purchase rights issued pursuant to the Rights Plan) so that the entering into of this Agreement and the Agreements to Facilitate Merger, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Rights Plan or enable the rights to purchase the Company's Series B Junior Participating Cumulative Preferred Stock to be exercised, or require that they be separated, distributed or triggered, and so that as of the Effective Time such rights shall, without any payment by the Company or Parent, expire with neither the Company nor Parent having any obligations under, and no person having any rights under, the Rights Plan, except for the payment of fees and expenses and indemnification to which the Rights Agent is entitled under the Rights Plan. The Company has furnished Parent with true and correct copies of all such actions.

     SECTION 3.24 Merger Filings. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Sub for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

     SECTION 3.25 Transactions with Related Parties. There are no existing contracts, agreements, business dealings, arrangements or other understandings between (a) the Company or any Subsidiary of the Company, and (b) any officer, director or beneficial owner of more than 5% of the outstanding voting securities of the Company or any Subsidiary of the Company (or any entity of which such person is an officer, director or beneficial owner of more than 5% of such entity's outstanding voting securities) (a "Related Party"). There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company or any Subsidiary of the Company.

     SECTION 3.26 Minute Books. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

     SECTION 4.1 Corporate Existence and Authorization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the performance of their obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other action of Parent's or Merger Sub's Board of Directors or corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 4.2 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than: (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State; (b) compliance with any applicable requirements of the HSR Act and Foreign Merger Laws; (c) compliance with any applicable requirements of the federal securities laws and state blue sky or takeover laws; and (d) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made could not reasonably be expected to be, individually or in the aggregate, materially adverse to Parent's or Merger Sub's ability to perform any of their material obligations under this Agreement or to consummate the Merger.

     SECTION 4.3 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (a) conflict with or result in a breach of any provision of the current articles or certificate of incorporation or bylaws of Parent or Merger Sub; (b) assuming the filings, registrations, notifications, authorizations, consents and approvals referred to in Section 4.2 have been obtained or made, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which Parent or Merger Sub is subject; or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement, contract or other instrument binding upon Parent or Merger Sub, in any manner that would reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

     SECTION 4.4 Litigation. There is no action pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors in their capacity as officers or directors of Parent before any court or arbitrator or before or by any governmental body, agency or official that would, individually or in the aggregate, reasonably be expected to prevent, hinder or delay the timely completion of the transactions contemplated by this Agreement.

                                   ARTICLE V

                 PRECLOSING AND OTHER COVENANTS OF THE PARTIES

     SECTION 5.1 Conduct Of The Business Of The Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement, from the date of this Agreement until the Effective Time, neither the Company nor any Subsidiary of the Company will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

          (a) amend its Certificate or Articles of Incorporation, Bylaws or other governing documents;

          (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class (other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement, the ESPP, or the issuance of Units);

          (c) split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Company's capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

          (d) other than trade payables incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset; or make any tax election or permit any insurance naming the Company or any of its Subsidiaries as a beneficiary or loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with practice.

          (e)(i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date or annual performance review salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law and except as provided in Section 1.5; (ii) except as required pursuant to Section 5.18, pay or accelerate or otherwise modify the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant; or (iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement except for arrangements and agreements with newly hired employees in the ordinary course of business, or to any employment agreement or, other than in the ordinary course of business consistent with past practice, any consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

          (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, lease, license, pledge or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole;

          (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as a whole, except as provided in subsection (h) below and except purchases of inventory, materials and supplies in the ordinary course of business consistent with past practice;

          (h) make or agree to make any capital expenditure or expenditures, except for capital expenditures of $200,000 per month or less individually and of $2,000,000 per month or less in the aggregate made pursuant to the Company's budget previously provided to Parent. In addition, the Company is permitted to make (i) capital expenditures included in Schedule 5.1(h), and
     (ii) the planned repurchase of technology from American Medical Instruments in the amount of $17 million;

          (i) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts that are material to the Company and its Subsidiaries considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business consistent with past practice);

          (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including by default or by failure to act) any distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except contracts, agreements or understandings expressly provided for or contemplated by this Agreement or that are not material and entered into in the ordinary course of business), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the ability of the Company or any Subsidiary of the Company, or after the Merger would restrict the Surviving Corporation's or Parent's ability, to conduct any line of business, or enter into any contract or arrangement of a type described in Section 3.15;

          (k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

          (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice;

          (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or regulation or by a change in GAAP and concurred with by the Company's independent public accountants;

          (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it, at law or in equity or before any Governmental Entity (including the FDA) or any nongovernmental self-regulatory agency;

          (o) knowingly take any action, or fail to take any action, that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in
     Section 6.3(b) will not be satisfied as of the Closing Date; or

          (p) agree or consent, whether in writing or otherwise, to do any of the foregoing.

     SECTION 5.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, including the cost of printing the Proxy Statement and filing it with the SEC, and filings under the HSR Act and any Foreign Merger Laws will be paid by the party incurring such costs and expenses.

     SECTION 5.3  Proxy Statement; Stockholders' Meeting.

     (a) The Company shall, in accordance with applicable law and the Certificate of Incorporation and the Bylaws of the Company duly call, give notice of, convene and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of considering and taking action upon the adoption of this Agreement (the "Company Approval Matters"). Except as provided in Section 5.5, the Company shall use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement pursuant to the Proxy Statement and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval. Except as set forth in this Section 5.5, the Company shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and the Company's Certificate of Incorporation and Bylaws to effect the Merger.

     (b) Promptly following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Approval Matters (together with any amendments thereof and any supplements thereto, the "Proxy Statement"). Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date hereof. The Proxy Statement shall include (i) the recommendation of the Board of Directors of the Company to the Company's stockholders that they vote in favor of adoption of this Agreement, subject to the right of the Board of Directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 5.5 of this Agreement, and (ii) the opinion of UBS Warburg referred to in Section 3.18.

     (c) The Company shall as promptly as practicable notify (and provide copies to) Parent of the receipt of any comments from the SEC relating to the Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review of Parent, and all mailings to the Company's stockholders in connection with the transactions contemplated by this Agreement shall be subject to the prior review of Parent.

     (d) Unless and until this Agreement is validly terminated pursuant to
Article VII, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval).

     SECTION 5.4  Access To Information; Confidentiality Agreement

     (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of the Company's Subsidiaries is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules the Company is required to comply, from the date of this Agreement to the Effective Time, the Company shall (and shall direct its Subsidiaries to) (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times during normal business hours in a manner so as not to unreasonably disrupt the ordinary course of business upon prior written notice to its and its Subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, product evaluations and testing, pilot studies, clinical data and studies and evaluations, patient results, regulatory compliance, officers, employees, third party physicians and clinical investigators, consultants, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, consultants, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. Subject to the foregoing provisions, the Company's obligation to afford access and provide information pursuant to the preceding sentence shall include such access and information as Parent shall reasonably deem necessary to enable Parent, or a third party designated by Parent and approved by the Company, to conduct a reasonable audit of the Company's and its Subsidiaries' product performance and quality, pilot studies, clinical data and results, patient results, compliance with FDA regulations, policies and procedures, relations and dealings with third party physicians and other clinical investigators and consultants, and related performance and compliance matters concerning the Company's and its Subsidiaries' products. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and its Subsidiaries' businesses and, in connection therewith, Parent shall be entitled to be kept informed concerning, the Company's and its Subsidiaries' operations and business planning. No investigation conducted pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty made in this Agreement or modify or expand the conditions to closing set forth in Article VI. Nothing in this Agreement will require disclosure prior to the Effective Time of minutes, reports, or documents related to the Special Committee.

     (b) Parent and each of its employees and other representatives shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement between Parent and the Company dated April 26, 2000 (the "Confidentiality Agreement").

     SECTION 5.5  No Solicitation.

     (a) The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall cause its respective officers, directors, advisors, representatives or other agents (including any investment banker, attorney, or accountant retained by the Company or any Subsidiary) not to, directly or indirectly, (1) solicit, initiate or knowingly encourage any Acquisition Proposal (as defined hereafter) or (2) participate in or encourage in any way discussions or negotiations with, or provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that, notwithstanding the foregoing provisions of this Section 5.5, this Agreement shall not prohibit the Company's Special Committee from, prior to the date on which the Company's stockholders adopt this Agreement in accordance with the DGCL, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal, if, and only to the extent that, (i) the failure of the Company's Board of Directors to take action with respect to a Superior Proposal would be a breach of the Board's fiduciary duties to its shareholders imposed by applicable law; (ii) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, the Company (A) provides written notice of at least five business days to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Acquisition Proposal, and (B) receives from such person or entity an executed confidentiality agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.4(b)) entered into with Parent; and (iii) the Company concurrently provides Parent with all non-public information to be provided to such person or entity that Parent has not previously received from the Company, and the Company keeps Parent informed, on a daily or more regular basis if the context requires or Parent so requests, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations.

     (b) For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for any of the following involving the Company or any Subsidiary of the Company: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving more than fifty percent of capital stock of the Company or any Subsidiary of the Company; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its stockholders), other than Parent, or Merger Sub or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than fifty percent of the outstanding shares of any class of capital stock of the

Company or any Subsidiary of the Company; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 20% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions.

     (c) As used herein, a "Superior Proposal" shall mean a bona fide Acquisition Proposal (i) that the Company's Special Committee has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all material legal, financial and regulatory aspects of such Acquisition Proposal) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement; and (ii) with respect to which the financing required to consummate the transaction contemplated by such Acquisition Proposal is committed or in the good faith determination of the Company's Special Committee, after consultation with its financial advisor, is likely to be obtained on a timely basis.

     (d) The Company will immediately terminate all discussions with Third Parties concerning any Acquisition Proposal, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any Acquisition Proposal. Subject to this Section 5.5, the Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any Third Party regarding any Acquisition Proposal, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and a detailed description of the terms and conditions of, any proposal or inquiry that it receives after the date hereof in respect of any Acquisition Proposal or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of an Acquisition Proposal.

     (e) Nothing contained in this Section 5.5 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof), or (ii) permit the Company to enter into any agreement providing for an Acquisition Proposal (other than the confidentiality agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect.

     (f) Nothing contained in this Section 5.5 shall prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law.

     SECTION 5.6  Director And Officer Liability.

     (a) Parent and the Company agree that all rights to indemnification and advancement of expenses and all limitations on liability existing in favor of any Indemnitee (as defined hereafter) as provided in the Certificate of Incorporation or Bylaws of the Company existing on the date of this Agreement shall survive the Merger and continue in full force and effect in accordance with its terms for at least six years after the Effective Time, unless modification of such rights or limitations is required by law.

     (b) For six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to indemnify and hold harmless, and to advance expenses to, the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company (the "Indemnitees") to the full extent permitted by applicable law. In the event any claim in respect of which indemnification is available pursuant to the foregoing provisions is or may be asserted or made within such six-year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all judgments, orders, decrees or other rulings in connection with such claim are fully satisfied.

     (c) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement that is described in Schedule 5.6 of the Company Disclosure Schedule and is in effect at the Effective Time. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's Certificate of Incorporation and Bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

     (d) For a period of three years after the Effective Time, Parent shall, at its selection, either: (i) cause to be maintained in effect the Company's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Parent or its advisors) with respect to claims arising from facts or events that occurred at or prior to the Effective Time; or (ii) extend the discovery or reporting period under the Company's current policy for three years from the Effective Time to maintain in effect directors' and officers' liability insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time for those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms no less favorable than the terms of such current insurance policy; or (iii) substitute coverage under Parent's directors' and officers' liability insurance or coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend for any such coverage an amount per year in excess of 150% of the annual premium currently paid by the Company for such insurance; and provided further that if the cost per year of such coverage exceeds such 150% amount, Parent shall be obligated to obtain such coverage as is available for a cost per year not exceeding such amount. The Company represents that the Company Disclosure Schedule sets forth the annual premium currently paid by the Company for such insurance.

     (e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

     (f) This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnitees, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     SECTION 5.7 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.8  Consents; Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Without limiting the provisions of this Section 5.8, each party hereto shall, if applicable, file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby as soon as reasonably practicable, and each party will use commercially reasonable efforts to take or cause to be taken all actions necessary, including to promptly and fully comply with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable the parties to consummate the transactions contemplated by this Agreement. Without limiting the provisions of this Section 5.8, each party hereto shall use commercially reasonable efforts to promptly make the filings required to be made by it with all foreign Governmental Entities in any jurisdiction in which the parties believe it is necessary or advisable.

     (c) The Company and Parent shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger or any other transaction contemplated by this Agreement under any Antitrust Law (as defined below). If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, the Company and Parent shall each cooperate to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Merger or any other transaction contemplated by this Agreement, including, without limitation, by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding anything to the contrary in this Agreement, none of Parent, any of its Subsidiaries or the Surviving Corporation, shall be required (and the Company shall not, without the prior written consent of Parent, agree, but shall, if so directed by Parent, agree, effective after the Effective Time) to hold separate or divest any of their respective assets or operations or enter into any consent decree or licensing or other arrangement with respect to any of their assets or operations or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Effective Time any businesses or assets of the Company, Parent or any of their respective affiliates.

     (d) Each of the Company and Parent shall promptly inform the other party of any material communication received by such party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the transactions contemplated hereby.

     (e) The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to promptly consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent or Merger Sub to promptly consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

     (f) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate competition or actions having the purpose or effect of monopolization or restraint of trade.

     SECTION 5.9 Public Announcements. The parties shall issue press releases in agreed upon form announcing the execution of this Agreement as soon as practicable on or after the date hereof. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange or the NASDAQ National Market.

     SECTION 5.10 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation, as a result of, or in connection with, the Merger.

     SECTION 5.11  Employee Matters.

     (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the execution hereof; provided that stock-based compensation shall be comparable to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans.

     (b) Parent shall, or shall cause the Company to, give individuals who are employed by the Company or any of its Subsidiaries as of the Effective Time and who remain employees of the Company or such Subsidiary following the Effective Time (each such employee, an "Affected Employee") full credit to the extent each such Affected Employee has been credited with service under each comparable employee benefit plan or arrangement maintained by the Company immediately prior to the Effective Time for purposes of eligibility, level of participation and vesting under each employee benefit plan or arrangement maintained by Parent or the Company for such Affected Employee's service with the Company.

     (c) Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

     SECTION 5.12 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to the Merger, the Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.

     SECTION 5.13 Certain Notifications. Between the date hereof and the Effective Time, the Company and Parent shall each promptly notify the other in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions to such other party's obligations specified in Article VI.

     SECTION 5.14 Voting of Shares. To induce Parent to execute this Agreement, certain officers and directors of the Company have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as Exhibit B, pursuant to which each such person has agreed to vote all of his or her shares of Common Stock in favor of the adoption of this Agreement. To the extent not already delivered to Parent, the Company will use reasonable best efforts to have all other such affiliates execute and deliver to Parent Agreements to Facilitate Merger as soon as practicable after the date hereof.

     SECTION 5.15 Stock Rights. Prior to the Effective Time, the Company shall obtain all consents and agreements and take any other action required to allow for the treatment of Company Options, Units and rights pursuant to the ESPP as is provided in Section 1.5.

     SECTION 5.16 Noncompetition Agreements. To induce Parent to execute this Agreement, the Company has caused those executives who, as of the date hereof, have been specified in writing by Parent to execute and deliver to Parent as of the date hereof (but expressly contingent upon the Closing of the Merger) noncompetition agreements substantially in the form previously provided to the Company and attached to such writing. To the extent not already delivered to Parent, the Company shall use reasonable best efforts to have such other persons who have been specified in such writing execute and deliver to Parent such noncompetition agreements as soon as practicable after the date hereof.

     SECTION 5.17 Subsidiary Shares. At or prior to the Closing, the Company shall use reasonable best efforts to cause all issued and outstanding shares of capital stock of the Company's Subsidiaries (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred, effective at the Effective Time, for no or nominal consideration to such person or persons designated by Parent.

     SECTION 5.18  MRG Transaction.

     (a) Parent will not consummate the transactions contemplated under the Agreement and Plan of Merger dated of even date herewith (the "MRG Agreement") between Parent and Medical Research Group, Inc. ("MRG") prior to the Effective Time unless this Agreement has been terminated in a manner that results or could (with the passage of time or occurrence of events) result in the Termination Fee being paid or payable pursuant to Section 7.3.

     (b) Parent will not amend or modify the MRG Agreement or waive any rights thereunder in a manner that would reasonably be expected to prevent or delay the Effective Time or the timely closing under the MRG Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.1 Conditions To Each Party's Obligations. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) This Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law;

          (b) Any applicable waiting periods under the HSR Act and any Foreign Merger Law relating to the Merger shall have expired or been terminated;

          (c) None of Parent, Merger Sub, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States or the European Union that is then in effect and
     (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the Company or the assets or business of the Company or its Subsidiaries;

     SECTION 6.2 Conditions To The Company's Obligation To Consummate The Merger. The obligation of the Company to consummate the Merger shall be further subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) Parent and Merger Sub shall each have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on such date; and

          (c) The Company shall have received certificates signed by an authorized officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied or waived.

     SECTION 6.3 Conditions To Parent's And Merger Sub's Obligations To Consummate The Merger. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (b) The representations and warranties of the Company contained in this Agreement, without regard to any qualification or reference to "material," "in all material respects," "Company Material Adverse Effect," or similar variations thereof shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that have not had, or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, this Section 6.3(b) shall not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 3.4 is incorrect as of the Closing Date;

          (c) Parent shall have received a certificate signed by the chief executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) hereof have been satisfied or waived;

          (d) The Company shall have obtained all permits, authorizations, consents, and approvals required on its part to perform its obligations under, and consummate the transactions contemplated by, this Agreement, in form and substance satisfactory to Parent, except for such permits, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent and Merger Sub shall have received evidence satisfactory to them of the receipt of such permits, authorizations, consents, and approvals;

          (e) Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (f) Parent shall have received executed agreements from such persons, and in such form satisfactory to Parent, with respect to the transfer of Company Subsidiary shares of stock as described in Section 5.17 hereof; and

          (g)(i) At the time all other conditions precedent to the closing of the Merger have been satisfied or waived there shall not exist (A) any failure of the representations and warranties of MRG contained in the MRG Agreement (without regard to any qualification or reference to "material," "in all material respects," "Material Adverse Effect," or similar variations thereof) to be true and correct or (B) any change, event, occurrence, state of facts or development with respect to MRG that, in the case of each of clause (A) or (B), has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Solely for purposes of applying the definition of Company Material Adverse Effect to this Section 6.3(g), "Company" means the Company and MRG taken together as a whole).

          (ii) Upon learning of any fact or circumstance that Parent determines would lead to the closing condition set forth in this Section 6.3(g) not being met (a "Potential Closing Problem"), Parent will give to the Company prompt notice thereof and keep the Company reasonably informed (on a daily or more frequent basis if the context requires or the Company so requests) of the status, facts, and other material information with respect to any such matter; provided that failure to give such notice shall not adversely affect Parent's rights except, and only to the extent that, the Company demonstrates it has been prejudiced by such failure. Parent will, at the Company's request allow the Company and its representatives to be directly involved in the discussions or negotiations with respect to any Potential Closing Problem, and afford the Company and its representatives a reasonable opportunity to actively participate in attempting to resolve the Potential Closing Problem in a manner reasonably satisfactory to Parent.

          (h) All applicable waiting periods under the HSR Act or any Foreign Merger Law relating to the transactions contemplated by the MRG Agreement shall have expired or been terminated.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after this Agreement has been adopted by the Company's stockholders:

          (a) by the mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by December 31, 2001, or such other date, if any, as the Company and Parent shall agree upon; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date; and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended to the later of (i) the date set forth above or (ii) the 90th day following acknowledgment by the FTC, DOJ, or Foreign Authority, as applicable, that Parent and the Company have complied with such request, but in any event not later than March 31, 2002;

          (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority in the United States or the European Union has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

          (d) by Parent, if (i) the Company has breached its obligations under
     Section 5.5 in any material respect; or (ii) the Board of Directors of the Company shall have withdrawn or modified or amended in any respect adverse to Parent or Merger Sub its approval or recommendation of the Merger; or
     (iii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or shall have resolved or announced an intention to do so; or (iv) a tender offer or exchange offer for 50% or more of the outstanding shares of the Company Common Stock is announced or commenced and either (A) the Board of Directors of the Company recommends acceptance of such tender offer or exchange offer by its stockholders or (B) within ten (10) business days of such commencement, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders;

          (e) by either the Company or Parent, if the adoption of this Agreement by the Company's stockholders as required under applicable law shall not have been obtained at the Company Stockholders' Meeting; except that the right to terminate this Agreement under this Section 7.1(e) will not be available to any party whose failure to perform any obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company; or

          (f) by the Company prior to the adoption of this Agreement by the Company's stockholders if (i) it has complied with, and continues to comply with, all requirements, conditions and procedures of Section 5.5 in all material respects, (ii) the Board of Directors of the Company has (upon the recommendation of the Company's Special Committee) authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such binding agreement, which notice must have attached to it the most current version of such agreement, (iii) Parent does not make, within five business days after receipt of such notice from the Company, any offer that the Company's Special Committee reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such five business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iv) prior to or concurrently with the Company's termination pursuant to this Section 7.1(f), the Company pays to Parent the fee required by Section 7.3 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after Parent has received the notice to Parent required by clause (ii) above, and (y) to notify Parent promptly if its intention to enter into the binding agreement included in its notice to Parent shall change at any time after giving such notice;

          (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

          (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of commercially reasonable efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(h).

     SECTION 7.2 Effect of Termination. The party desiring to terminate this Agreement shall give written notice of such termination to the other party. Except for any willful breach of this Agreement by any party hereto (which willful breach and liability therefor shall not be affected by the termination of this Agreement or the payment of any Termination Fee (as defined in Section 7.3(a) hereof)), if this Agreement is terminated pursuant to Section 7.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however that notwithstanding such termination the agreements contained in Sections 5.2, 5.4(b), 7.2, 7.3, 7.4 and
Article VIII hereof shall survive the termination hereof.

     SECTION 7.3  Fees.

     (a) The Company agrees to pay Parent in immediately available funds by wire transfer to an account designated by Parent an amount equal to One Hundred Eight Million Dollars ($108,000,000) (the "Termination Fee") if:

          (i) this Agreement is terminated by Parent pursuant to Section 7.1(d)
     (ii) through (iv) hereof; or

          (ii)(A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b), 7.1(d)(i) or 7.1(e) hereof, (B) at or prior to the time of such termination, an Acquisition Proposal with respect to the Company shall have been made public and remains pending at the time of such termination or at the time of the Company Stockholders' Meeting, and (C) within twelve months after such termination, the Company shall enter into a definitive agreement with respect to any Acquisition Proposal or the transaction contemplated by any Acquisition Proposal relating to the Company shall be consummated; or

          (iii) this Agreement is terminated by the Company pursuant to Section 7.1(f) hereof.

     (b) The Company shall pay the Termination Fee required to be paid pursuant to Section 7.3(a) hereof (if all conditions thereto have been satisfied) (i) prior to or concurrently with the termination of this Agreement by the Company,
(ii) not later than one business day after the termination of this Agreement by Parent, or (iii) in the case of a fee payable pursuant to Section 7.3(a)(ii), prior to the earlier of the execution of the definitive agreement with respect to, or the consummation of the transaction contemplated by, the applicable Acquisition Proposal.

     SECTION 7.4 No Penalty; Costs of Collection. The Company acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.3, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to the prime commercial lending rate quoted by Wells Fargo Bank Minnesota, N.A.; provided, however, that Parent shall pay to the Company the Company's costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the date of such change in such prime rate.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery,
(b) transmitter's confirmation of a receipt of a facsimile transmission, or (c) confirmed delivery by a standard overnight carrier or when delivered by hand each case when addressed, transmitted or delivered, as the case may be, in accordance with the following information (or with such other information for a party as shall be specified by notice given hereunder by such party):

     If to the Company, to:

     MiniMed Inc.
     18000 Devonshire Street
     Northridge, CA 91342
     Attn: President and COO
     Fax: (818) 576-6201

     with a copy (not constituting notice) to:

     O'Melveny & Myers LLP
     1999 Avenue of the Stars, Suite 700
     Los Angeles, CA 90067
     Attn: Kent V. Graham
     Fax: (310) 246-6779

     and

     Gibson, Dunn & Crutcher
     333 S. Grand Avenue
     Los Angeles, CA 90071
     Attn: Roy J. Schmidt
     Fax: (213) 229-7520

     If to Parent or Merger Sub, to:

     Medtronic, Inc.
     World Headquarters
     710 Medtronic Parkway, N.E.
     Minneapolis, MN 55432-5604
     with separate copies thereof addressed to:

     Attn: General Counsel
     Fax: (763) 572-5459

     and

     Attn: Vice President and Chief
     Development Officer
     Fax: (763) 505-2542

     SECTION 8.2 Survival Of Representations And Warranties. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except as otherwise provided herein or in any document contemplated hereby, the representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Merger in accordance with their terms.

     SECTION 8.3 Interpretation. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words, "but not limited to." As used in this Agreement, the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. Any matter disclosed pursuant to any Schedule of the Company Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

     SECTION 8.4  Amendments, Modification and Waiver.

     (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Board of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment shall be made except as allowed under applicable law.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 8.5 Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither the Company nor Parent may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

     SECTION 8.6 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     SECTION 8.7 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies. The parties hereby (i) agree and consent to be subject to the exclusive jurisdiction of any state or federal court in the State of Delaware with respect to all actions and proceedings arising out of or relating to this Agreement (and each party agrees not to bring any such action or proceeding in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

     SECTION 8.9 Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Parent and Merger Sub under this Agreement, and for the benefit of Parent and Merger Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article I and Section 5.6 and 5.11 hereof be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     SECTION 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     SECTION 8.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 8.12 Definitions. Each of the following terms is defined in the Section set forth opposite such term.

                            TERM                                SECTION
                            ----                                -------
Acquisition Proposal........................................        5.5(b)
Affected Employee...........................................       5.11(b)
Agreement...................................................      Preamble
Antitrust Law...............................................        5.8(f)
Certificate of Merger.......................................        1.1(b)
Certificates................................................        1.3(b)
Cleanup.....................................................    3.16(a)(i)
Closing.....................................................           1.7
Closing Date................................................           1.7
Code........................................................           1.4
Common Stock................................................      Preamble
Company.....................................................      Preamble
Company Approval Matters....................................        5.3(a)
Company Audited Balance Sheet...............................           3.8
Company Disclosure Schedule.................................             3

                            TERM                                SECTION
                            ----                                -------
Company Group...............................................       3.11(a)
Company Intellectual Property...............................       3.17(a)
Company Interim Balance Sheet...............................           3.8
Company Material Adverse Effect.............................           3.1
Company Options.............................................        1.5(b)
Company SEC Documents.......................................           3.6
Company Securities..........................................           3.4
Company Stockholders' Meeting...............................           3.9
Confidentiality Agreement...................................        5.4(b)
DGCL........................................................      Preamble
Dissenting Shares...........................................     1.2(c)(i)
DOJ.........................................................        7.1(b)
Effective Time..............................................        1.1(b)
Environmental Claim.........................................   3.16(a)(ii)
Environmental Laws..........................................  3.16(a)(iii)
ERISA.......................................................       3.12(a)
ERISA Affiliate.............................................       3.12(a)
ERISA Pension Plan..........................................       3.12(o)
ESPP........................................................        1.5(e)
Exchange Act................................................        3.3(b)
Exchange Fund...............................................        1.3(a)
Foreign Authority...........................................        7.1(b)
Foreign Merger Laws.........................................        3.3(b)
Formula Value...............................................        1.5(a)
FTC.........................................................        7.1(b)
GAAP........................................................           3.7
Governmental Entity.........................................        3.3(b)
Hazardous Materials.........................................   3.16(a)(iv)
HSR Act.....................................................        3.3(b)
Indemnitees.................................................        5.6(b)
Intellectual Property.......................................       3.17(c)
Licenses....................................................           3.1
Lien........................................................        3.5(b)
Merger......................................................        1.1(a)
Merger Consideration........................................        1.2(b)
Merger Sub..................................................      Preamble
MRG.........................................................          5.18
MRG Agreement...............................................          5.18
1992 Company Options........................................        1.5(b)
1994 Company Options........................................        1.5(a)
1992 Plan...................................................        1.5(b)
Option Cash-Out Amount......................................        1.5(a)
Option Notice...............................................        1.5(a)
Parent......................................................      Preamble
Paying Agent................................................        1.3(a)
Permits.....................................................       3.13(b)
Person......................................................        1.3(a)
Plans.......................................................       3.12(a)

                            TERM                                SECTION
                            ----                                -------
Potential Closing Problem...................................        6.3(g)
Proxy Statement.............................................   3.9, 5.3(b)
Regulated Products..........................................       3.13(b)
Related Party...............................................          3.25
Release.....................................................    3.16(a)(v)
Representatives.............................................        5.4(a)
Rights Plan.................................................           3.4
SEC.........................................................        1.5(f)
Secretary Of State..........................................        1.1(b)
Securities Act..............................................        1.5(f)
Special Committee...........................................        3.2(a)
Subsidiary..................................................           3.1
Superior Proposal...........................................        5.5(c)
Surviving Corporation.......................................        1.1(a)
Tax Return..................................................       3.11(b)
Taxes.......................................................       3.11(b)
Terminating Company Breach..................................        7.1(g)
Terminating Parent Breach...................................        7.1(h)
Termination Fee.............................................        7.3(a)
Unit Cash-Out Amount........................................        1.5(c)
Units.......................................................        1.5(c)

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          MEDTRONIC, INC.

                                          By: /s/ MICHAEL D. ELLWEIN

                                          Name: Michael D. Ellwein

                                          Title: Vice President and Chief
                                          Development Officer

                                          MMI MERGER SUB, INC.

                                          By: /s/ MICHAEL D. ELLWEIN

                                          Name: Michael D. Ellwein

                                          Title: Vice President

                                          MINIMED INC.

                                          By: /s/ TERRANCE H. GREGG

                                          Name: Terrance H. Gregg

                                          Title: President and Chief Operating
                                          Officer

                                                                       EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            MEDTRONIC MINIMED, INC.

                                   ARTICLE 1
                                      NAME

     The name of the corporation shall be Medtronic MiniMed, Inc.

                                   ARTICLE 2
                          REGISTERED OFFICE AND AGENT

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3
                                    PURPOSES

     The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful acts and activities for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE 4
                                     STOCK

     The aggregate number of shares the corporation has authority to issue shall be 2,500 shares of Common Stock, $.01 par value. Holders of Common Stock shall be entitled to one vote for each share of Common Stock held of record.

                                   ARTICLE 5
                             RIGHTS OF STOCKHOLDERS

     5.1) No Preemptive Rights. No holder of shares of the corporation of any class now or hereafter authorized has any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class now or hereafter authorized, or any options or warrants for such shares, which may at any time be issued, sold or offered for sale by the corporation.

     5.2) No Cumulative Voting Rights. No holder of shares of the corporation of any class now or hereafter authorized shall be entitled to cumulative voting.

                                   ARTICLE 6
                               MEETINGS AND BOOKS

     6.1) Meetings of Stockholders and Election of Directors. Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. Elections of directors need not be by written ballot unless and except to the extent that the Bylaws so provide.

     6.2) Corporate Books. The books of the corporation may be kept within or (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE 7
                        LIMITATION OF DIRECTOR LIABILITY

     7.1) Limitation of Liability. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     7.2) Amendment of this Article. Neither any amendment nor repeal of this
Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 or adversely affect any right or protection of a director of the corporation in respect of any act, omission or matter occurring, or any cause of action, suit, or claim that, but for this
Article 7, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

                                   ARTICLE 8
                                     BYLAWS

     The Board of Directors is expressly authorized to make, alter and repeal Bylaws of this corporation, subject to the power of the stockholders to change or repeal such Bylaws and subject to any other limitations on such authority provided by the Delaware General Corporation Law.

                                                                       EXHIBIT B

                         AGREEMENT TO FACILITATE MERGER

DATE:
---------------, 2001

PARTIES:

          Medtronic, Inc.,                                (hereinafter "Parent")
          a Minnesota corporation

               and

------------------------, an individual officer and/or director
          of MiniMed Inc.                        (hereinafter "Security Holder")

RECITALS:

     A. Security Holder is the legal or beneficial owner of shares of Common Stock of MiniMed Inc., a Delaware corporation (the "Company"), and/or the holder of options, warrants, or other rights to acquire shares of Company Common Stock.

     B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into the right to receive a cash payment.

     C. Security Holder deems it to be in Security Holder's best interest and in the best interests of the Company and all other stockholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the stockholders of the Company, and it is a condition to Parent's obligations under the Merger Agreement that Security Holder enter into this Agreement.

     D. It is understood and acknowledged by Security Holder that Parent's execution of the Merger Agreement is being done in reliance, in part, upon the contemporaneous execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken, in part, in reliance upon and as a result of the agreements and undertakings of Security Holder set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

     1. Vote in Favor of Merger. During the period commencing on the date hereof and terminating upon the earlier of (i) the effective time of the Merger, and
(ii) the termination of the Merger Agreement in accordance with its terms, Security Holder agrees to vote (or cause to be voted) all shares of Company Common Stock presently beneficially owned by Security Holder, and all shares of Company Common Stock with respect to which Security Holder in the future acquires beneficial ownership, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company, in favor of the approval, consent, and ratification of the Merger Agreement and the Merger and against any proposal or action that could impede, interfere, frustrate, nullify or discourage the Merger, could facilitate an acquisition of the Company, in any manner, by a party (other than Parent), or could reasonably result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. To the extent inconsistent with the foregoing provisions of this Section 1, Security 1-folder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Security Holder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Security Holder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

     2. Representations and Warranties of Security Holder. Security Holder represents and warrants to Parent that Security Holder has the legal capacity to enter into and perform all of Security Holder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Security Holder will not violate any other agreement to which Security Holder is a party, including, without limitation, any voting agreement, stockholders agreement, or voting trust. This Agreement has been duly executed and delivered by Security Holder and constitutes a legal, valid, and binding agreement of Security Holder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

     3. Successors and Assigns. This Agreement shall be binding upon any purchasers, donees, pled gees, and other transferees of Company Common stock legally or beneficially owned by Security Holder. During the period commencing on the date hereof and terminating upon the earlier of the effective time of the Merger and the termination of the Merger Agreement in accordance with its terms, Security Holder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of Security Holder's obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with all terms hereof.

     4. Injunctive Relief. Security Holder agrees that in the event of Security Holder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Security Holder therefore agrees that in the event of Security Holder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

     6. Further Assurances. Security Holder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

     7. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy. or claim under or by reason of this Agreement or any provision contained herein.

     8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of laws).

     9. Effectiveness. If this Agreement is executed by Security Holder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors and the execution and delivery of the Merger Agreement by the Company, Parent and Parent's subsidiary. This Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.

     IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Security Holder has executed this Agreement, as of the date and year first above written.

                                          Medtronic, Inc

                                          By:
                                          --------------------------------------
                                              Its:
                                            ------------------------------------

                                          --------------------------------------
                                          [Signature]

                                          --------------------------------------
                                          [Print Name]